Exhibit 99.2
AMERICAN COMMERCIAL LINES INC.
Contact: David T. Parker
Vice President, Investor Relations and Corporate Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Expected Second Quarter Results
JEFFERSONVILLE, Ind., June 24, 2009/PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today certain expected financial results for the quarter ended June 30, 2009.  EBITDA for the second quarter is expected to be in the range of $15.5 million to $18.5 million, compared to $27.7 million in the prior year quarter. EBITDA in the current quarter is expected to include the expense for non cash stock compensation of $1.9 million compared to $3.0 million in the prior year. ACL also expects total debt (exclusive of any proposed financing activities) to be in the range of $405 million to $415 million at June 30, 2009, compared to $446.5 million at June 30, 2008.
Continuing softness in barge demand for our higher margin metals and refined liquid petrochemical products is expected to be a primary contributor to the lower EBITDA results in the second quarter. Barge demand for lower margin grain and domestic coal shipments continues to be strong, although barge shipping rates for grain products are lower in the current quarter as compared to the prior year.
ACL also announced that it has received an independent appraisal of its fleet in connection with its intention to refinance its current credit facility. The estimated fair market value of ACL’s fleet reflected in the June 2009 appraisal report is slightly over $1 billion.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1.2 billion in revenues and approximately 3,400 employees as of December 31, 2008. For more information about American Commercial Lines Inc. visit www.aclines.com.